FOR IMMEDIATE RELEASE



        30 DC, INC. COMPLETES 6TH AND MOST SUCCESSFUL "CHALLENGE" COURSE
                    RE-LAUNCHES TWO POPULAR COACHING PROGRAMS

             PREVIEWS IMPACT OF MERGER EXPENSES ON FISCAL YEAR 2010

NEW YORK, NY, OCTOBER 25, 2010 - 30 DC, Inc., a subsidiary of Infinity Capital Group, ( OTCQB: ICGP), a developer, manager and acquirer of web-based sales and marketing platforms, today announced it had completed the sixth and most successful of its 30 Day Challenge series. The Challenge series is an on-line e-commerce training program for Internet business entrepreneurs. Over 90,000 participants recently took part in the Challenge, which ran from July 1, 2010 to October 10, 2010, up from 74,000 in 2009, making it the Company's largest ever to date.

As previously announced, on September 13, 2010, Infinity Capital Group completed a reverse merger with 30DC, Inc., after which 30DC, Inc. became the public reporting company. Infinity Capital Group is in the process of changing its corporate name from Infinity Capital Group Inc., to 30DC, Inc.

30DC also announced the re-launch of two popular subscription-based coaching programs, "Challenge Plus" and "Immediate Edge". These paid-for programs are more intensively focused on the advanced Internet entrepreneur and will be revenue drivers for 30DC. Many participants in 30DC's subscription programs participated at one time in a 30 Day Challenge series, and as such, the Company views the 30 Day Challenge series as an important source of potential new subscribers for its more advanced programs.

"Challenge Plus" is approximately $28 per month and features step-by-step lessons on product creation and market leadership. It also keeps participants up-to-date with the latest developments in the online business world and offers participants the opportunity for monthly Q&A with market leaders.

The flagship training course, "Immediate Edge", is a $97 per month subscription program. Like "Challenge Plus," it offers counsel in product creation and marketing strategies, as well as advanced traffic and conversion techniques. "Immediate Edge" also provides tools on business building and marketing services offered exclusively to Immediate Edge members

Following completion of the 6th "Challenge" course and the re-launch of "Challenge Plus" and "Immediate Edge", Ed Dale, Chairman and CEO of 30DC, commented, "We are thrilled with the level of participation in our recent programs. This year, we completely remodeled the Challenge program to a seven

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module  approach  which  participants  could  complete in 30 minutes a day.  The schedule included a full week off between modules and resulted in more people actually completing the full challenge than ever before."

Mr. Dale continued, "To reach an expanded audience, 30DC will soon launch a beginner's course, with 544 videos and transcripts, making it among the largest online courses for people creating an online business. As the number of participants in our programs continue to grow, and as our graduates continue on to greater success in their business ventures, we believe that word-of-mouth and viral communication will generate additional interest in 30DC. We believe that this built-in referral base gives us a competitive advantage in our market. It demonstrates how the 30 Day Challenge is truly a Web 2.0 phenomenon built completely through viral marketing and word-of-mouth without traditional spending on marketing or public relations. One of our strategic goals is to expand this self reinforcing cycle of growth whereby providing quality programming, service and counsel, word-of-mouth continues to bring us more and more interest and program participants. For five years, this has been the critical element behind our growth and we see no reason that these trends will not continue."

Separately, 30DC announced that its reverse merger with Infinity Capital Group, Inc. ("Infinity") in September 2010 included a number of transaction and non-recurring compensation related expenses being incurred by 30DC as a result of and prior to its merger with Infinity. These expenses will impact the Company's third quarter and fourth quarter financial results for the fiscal year ended June 30, 2010. These results are anticipated to be reported on or about November 15, 2010. 30DC's financial results will also be impacted by certain on-going expenses such as legal fees and accounting fees required of all companies as they make the transition from privately held to publicly traded companies. While it is too soon to outline the precise numbers associated with the impact, it is anticipated that the Company will report a net loss for the fiscal year ending June 30, 2010.

ABOUT 30 DC, INC

30DC Inc. was created in 2005 by Edward Dale to build, acquire and manage international web-based sales and marketing companies. 30DC's core business units are the 30 Day Challenge and the Immediate Edge. The 30 Day Challenge, with more than 90,000 active online participants, offers a free online e-commerce training program year round along with an online education subscription service and periodic premium live seminars that are targeted to experienced Internet business operators. Immediate Edge is an online education program subscription service offering high-end internet marketing instruction and strategies for experienced online commerce practitioners.

For additional information, investors should visit http://www.30dcinc.com
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FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes", "looking ahead", "anticipates", "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

Clinton Carey, COO
30DC, Inc.
917-497-6462
Email: Clinton@30dcinc.com


John McNamara
Cameron Associates
212-554-5485
john@cameronassoc.com